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                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT


This Agreement is entered into as of February 26, 1998, by and among Networks Associates, Inc., dba Network Associates, Inc. ("NAI"), a Delaware corporation; FSA Combination Corporation, (the "BUYER"), a Delaware Corporation and Brenda Joyce Crook, ID number 551121 0154 184 ("SELLER"). NAI, the Buyer and the Seller are referred to collectively herein as the "PARTIES."

A. The Seller owns all of the entire issued share capital of the Company Syscon (Proprietary) Limited (as defined below).

B. This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the entire issued share capital stock of the Company in exchange for the Purchase Price (as set forth herein).

The Parties agree that a specified portion of the Purchase Price paid and the Buyer shall be placed in escrow, the release of which shall be contingent on certain events and conditions.

It is the intent of the Parties that this be a tax-free transaction accounted for as a pooling of interest transaction under U.S. GAAP.

The Parties agree as follows:

1.   DEFINITIONS

     "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "AFFILIATE" shall mean with respect to any Person, (a) any other Person at the time directly or indirectly, controlling, controlled by or under direct or indirect common control with such Person, (b) any Person of which such person at the time owns or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of capital stock or beneficial interest of such Person, (d) any executive officer or director of such
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person, (e) with respect to any partnership, joint venture or similar entity, any general partner thereof and (f) any individual's immediate family or family trust.

"CODE" means the U.S. Internal Revenue Code of 1986, as amended.

"CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

"EMPLOYEE BENEFIT PLAN" means any (a) deferred compensation or retirement plan or arrangement, (b) defined contribution retirement plan or arrangement, (c) defined benefit retirement plan or arrangement which, or (d) material fringe benefit or other retirement, bonus, or incentive plan or program.

"FINANCIAL STATEMENTS" means the unaudited financial statements of the Company for the 6 (six) months' ended 31 December 1997 which are attached to this Agreement and initialled by the parties.

"ESCROW AMOUNT" means ten percent (10%) of the Purchase Consideration paid pursuant to Section 2.5.

"GAAP (US)" means United States generally accepted accounting principles as in effect from time to time.

"KNOWLEDGE" means actual knowledge after due investigation.

"LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"LOSS" means claims, losses, deficits, damages, costs, liabilities and expenses incurred by the Buyer, the Company or any of the Subsidiaries including, without limitation, settlement costs and any reasonable legal, accounting and other expenses for investigation or defending any actions or threatened actions.

"MATERIAL ADVERSE CHANGE" means a change adverse to the relevant Party resulting in a Loss of greater than US$5,000, with respect to the Company, which could result in them not being solvent.
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"MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most
Recent Financial Statements.

"ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, limited liability company, an unincorporated organization, or a governmental entity (or any department or agency thereof).

"SECURITIES ACT" means the United States federal Securities Act of 1933, as amended.

"SECURITIES EXCHANGE ACT" means the United States federal Securities Exchange Act of 1934, as amended.

"SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Texas not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"SOUTH AFRICA GAAP" means South Africa generally accepted accounting principles as in effect from time to time.

"COMPANY" means Syscon (Proprietary) Limited, a company duly organized and existing under the laws of South Africa, with its principal office in Sandown and having the corporate identity number ("Registration Number") 84/05463/07.
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          "COMPANY SHARE" means any of the shares of the Capital Stock of the
          Company, each having a par value of R1,00.

          "TAX" means any state, regional, local, or foreign tax, Value Added Tax, Regional Service Levies, Secondary Tax on Companies, donations tax, customs duties or other taxes or levies whatsoever, social security fees or similar fees or taxes, including any interest, penalty, or addition thereto, whether disputed or not.

          "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


2.   PURCHASE AND SALE OF COMPANY SHARES

2.1. Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, the entire issued share capital of the company ("COMPANY SHARES") for the consideration specified below in this Article 2 (the "PURCHASE").

2.2. Consideration. The Buyer agrees to deliver to the Seller at the Closing as consideration for the Company Shares an amount of R400,000,00 in cash (the "PURCHASE CONSIDERATION").

2.3. The Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") took place at the offices of Edward, Nathan, & Friedland Inc., at 4th Floor, The Forum, 2 Maude Street, Sandown, Sandton, 2196 on 26 February 1998 (the "CLOSING DATE").

2.4. Deliveries at the Closing. At the Closing the Seller delivered to the Buyer stock certificates representing all of her Company Shares, endorsed in blank and the share ledger of the Company and the Buyer delivered to the Seller the consideration specified in Section 2.1 above.

2.5. Escrow Deposit. At the Closing, from the Purchase Consideration otherwise payable pursuant to this Article 2, Buyer deposited the Escrow

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          Amount into an escrow account pursuant to an escrow agreement(the
          "ESCROW AGREEMENT").

2.6. Upon the satisfaction of all conditions and deliveries of the Closing all rights and benefits of the Company shares shall be vested in NAI.


3.        WARRANTIES CONCERNING THE TRANSACTION


3.1. Warranties of the Seller. The Seller warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and were correct and complete as of the Closing Date with respect to herself.

3.1.1. Authorization of Transaction. The Seller has full authority to execute this Agreement and to perform her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller. The seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, act, regulation, order or other restriction of any government or court to which any Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he is bound or to which any of his assets is subject.

3.1.2. Shares. Seller holds of record and owns beneficially 100% (one hundred percent) of Company Shares, free of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, and demands. The Seller is not a party to any contract or commitment that could require any Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy or other agreement or
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          understanding with respect to the voting of any capital stock of the
          Company.

3.1.3. Warranties of the Buyer and NAI. Each of the Buyer and NAI jointly and severally warrants to the Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and were correct and complete as of the Closing Date.

3.1.4. Organization of the Buyer and NAI. The Buyer and NAI are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation.

3.1.5. Authorization of Transaction. This Buyer and NAI have full authority (including full corporate authority) to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer and NAI. The Buyer or NAI need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, other than filings required pursuant to the Securities Act and Securities Exchange Act.

3.1.6. Noncontravention. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, stature, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or NAI are subject or any provision of their charter or bylaws.


4.        WARRANTIES CONCERNING THE COMPANY
4.1.      The Seller warrants to the Buyer that the statements contained in this
          Article 4 are correct and complete as of the date of this Agreement and were correct and complete as of the Closing Date, namely -

          4.1.1. the Company will be regularly incorporated as a private company with limited liability according to the laws of the Republic of South Africa;

          4.1.2. the Seller will be entitled and able to give free and unencumbered title of the Company Shares to the Buyer;

          4.1.3. no person will have any right (including any option or right of first refusal) to acquire any of the Company Shares or to subscribe for, take up or acquire any of the unissued shares in the capital of the Company, present or future;

          4.1.4. the Seller will be the sole registered and beneficial owner of the Company Shares and will be reflected in the register of members of the Company as the sole owner thereof;
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4.1.5     true and full copies of all the material contracts of the Company have been furnished by the Seller to the Buyer in the course of the due diligence investigation conducted by the Buyer and correctly reflect any amendments which have been agreed to in respect thereof and will be of full force and effect according to their terms and the Company will have complied in all respects with its obligations under all such contracts;

4.1.6. the Company's books and records will have been properly maintained according to law and will accurately reflect, in accordance with generally accepted and sound accounting principles and standards, all of the transactions entered into by the Company or to which it is a party;

4.1.7. the Company will have complied with all legislation, enactments, proclamations, ordinances, by-laws and regulations which affect it and, in particular, it will have complied with all the provisions of the legislation affecting, regulating or providing for income or other tax or duties and the employment of labour and also the provisions of the South African Companies Act, 1973;

4.1.8. save as is disclosed in the Financial Statements, neither the Company nor the assets of the Company will be subject to any hire purchase agreement, lease, pledge, mortgage, lien, notarial bond, hire purchase agreement, agreement which entails a future commitment for the company, encumbrance or the like;

4.1.9. the Company will have no liabilities, whether contingently or otherwise, and whether as surety, co-principal debtor, guarantor or indemnitor, other than those disclosed in the Financial Statements;

4.1.10. the Company is not engaged in any litigation, income tax appeals, arbitration or criminal proceedings (other than proceedings for the collection of debts from trade debtors in the ordinary course of business) nor is the Seller aware of any facts, matters or circumstances which may give rise to any such litigation, income tax appeals, arbitration or criminal proceedings;

4.1.11. all amounts owing by the Company in respect of income tax for periods ended before the effective date and all amounts of income tax for which the Company is or will become liable in respect of its income up to that date will have been paid or are fully provided for in the Financial Statements;

4.1.12. the Financial Statements fairly present the state of affairs of the Company and its business as at 31 December 1997 and the results of the Company for the period ended on that date

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               and were prepared in accordance with generally accepted and sound accounting principles and the provisions of the South African Companies Act, 1973 and any other relevant legislation and the same accounting methods and bases as were hitherto used in the preparation of the audited annual Financial Statements of the Company were employed in preparing the Financial Statements;

     4.1.13. the Seller has disclosed to the Purchaser all facts and circumstances material to this transaction and which would be material or would be reasonably likely to be material to a purchaser of the Company shares and the purchase price payable in respect thereof.

5.    PRE-CLOSING COVENANTS

      The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing Date namely -

5.1. General. Each of the Parties will use his or its best good faith efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement and documents ancillary thereto.

5.2. Notices and Consents. The Seller will cause the Company to give any notices to third parties, and will cause the Company to use its best efforts to obtain any third party consents, that the Buyer may request.

5.3. Operation of Business. The Seller will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit any of the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem or otherwise acquire any of its capital stock, (ii) take any action that would unreasonably jeopardize the treatment of the transactions contemplated hereby as a pooling of interests.

5.4. Preservation of Business. The Seller will cause the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

5.5. Full Access. Subject to applicable confidentiality undertakings by the Buyer, the Seller will permit, and the Seller will cause the Company to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

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5.6.    Notice to Developments. The Seller will give prompt written notice to the Buyer of any adverse development causing a breach of any of the representations and warranties in Article 3 above. Each Party will give prompt written notice to the others of any adverse development causing a breach of any of his or its own representations and warranties in
        Article 3 above. No disclosure by any Party pursuant to this Section 5.6., however, shall be deemed to amend or supplement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.7. Exclusivity. Until the fulfillment of the condition precedent or termination of this Agreement in accordance with its terms, none of the Seller will (and the Seller will not cause or permit the Company to)
        (i) solicit, initiate, or encourage the submission of any offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote her Company Shares in favor of any such acquisition. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.  POST-CLOSING COVENANTS

    The Parties agree as follows with respect to the period following the Closing Date.
6.1. General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting Party is entitled to indemnification therefor under Article 7 below). The Seller acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and its Subsidiary.

6.2. Litigation Support. In the event and for so long as any party actively is contesting or defending against any claim or legal action in connection with (i) any transaction contemplated under this Agreement or (ii) any event (or failure to act) on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defence, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defence, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article B below).
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6.3.    Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Company to the Buyer from and after the Closing.

7.  REMEDIES FOR BREACHES OF THIS AGREEMENT

7.1. Provisions for Benefit of the Buyer. Subject to the following provisions of this Article, the Seller shall be liable and shall indemnify and hold the Buyer harmless from and against all Losses arising out of misrepresentation, breach of warranty or failure to perform a covenant or any other breach of this Agreement on the part of the Seller, provided that the liability of the seller in respect of all losses of the Buyer so arising or so sustained shall under no circumstances exceed the amount of the Purchase Price and the Buyer's claim against the Seller shall accordingly be limited to the Purchase Price.

7.2. Compensation for Losses. Compensation for Losses shall be first paid out of the Escrow Fund as more specifically provided for in the Escrow Agreement, and shall at the discretion of the Buyer be paid to the Buyer, the Company insofar as the Company is affected by the misrepresentation, breach of warranty or covenant. Without prejudice to any right granted to the parties herein, compensation for Losses, as defined, shall be considered a reduction of the Purchase Price.

7.3. Notification. in the event that the Buyer shall demand indemnification hereunder, the Buyer shall notify the Seller without undue delay, but the Buyer's failure to do so shall in no event preclude the Buyer from receiving indemnification from the Seller hereunder.

7.4. Other Indemnification Provisions. Seller will make no claim for indemnification against the Company by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, director, employee, or agent of another entity with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

8.  TAX MATTERS

    The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

8.1. Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding

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          with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          Buyer and Seller shall further, upon request, provide the other party with all information that either party may be required to report.

8.2 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

9.   BREACH

     If any party breaches any material provision or term of this Agreement (other than those which contain their own remedies or limit the remedies in the event of a breach thereof) and fails to remedy such breach within 14 (fourteen) days of receipt of written notice requiring it to do so (or if it is not reasonably possible to remedy the breach within 14 (fourteen) days, within such further period as may be reasonable in the circumstances), then the aggrieved party shall be entitled without notice, in addition to any other remedy available to it at law or under this agreement, including obtaining an interdict, to cancel this agreement or to claim specific performance of any obligation whether or not the due date for performance has arrived, in either event without prejudice to the aggrieved party's right to claim damages.

10.  MISCELLANEOUS

10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

10.2 Entire Agreement. This agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

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          10.3.     Succession and Assignment's Parties in Interest. This
                    Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy under or by reason of this Agreement.

          10.4. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                    If to the Seller:

                    Brenda Joyce Crook
                    19 Concourse Crescent, Lonehill
                    Sandton, South Africa

                    Telephone:     +27 11 7051472
                    Telecopier:    +27 11 4651069

                    With a Copy to:

                    Workmans
                    Attention:     Michael Silbar
                    Telephone:     +27 11 488 0000
                    Telecopier:    +27 11 464 3100

                    If to the Buyer or NAI:

                    Network Associates, Inc.
                    2805 Bowers Avenue
                    Santa Clara, California 95051
                    Attention: Richard Hornstein
                    Telephone:     (408) 346-3063
                    Telecopier:    (408) 346-3038

                    With a Copy to:

                    Edward Nathan & Friedland, Inc.
                    P.O. Box 783347
                    Sandton 2146
                    The Forum: 4th Floor
                    2 Maude Street
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                    Sandown, Sandton 2196
                    Attention:     Michael Katz
                    Telephone:     + 27-11-269-7899
                    Telecopier:    + 27-11-269-7600

                    Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          10.5. Amendments and Waivers. No amendment of any provision of this Agreement is valid unless it is in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          10.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          10.7. Expenses. Each of the Parties and the Company, will bear his or her or its own costs and expenses (including legal fees, accounting costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except that any expenses incurred for the use of the Seller' professional advisers at the request of Buyer shall be reimbursed to Seller by Buyer. The Seller agrees that the Company has not borne or will not bear any of the Seller' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

          10.8. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the principle of interpretation "contra stipulatorem" shall not apply. Any reference to any national, provincial, federal, regional, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any warranty, or covenant contained herein in any respect, the fact that there exists another warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first warranty, or covenant.

11.       MISCELLANEOUS

11.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of South Africa.

11.2      Arbitration.

          11.2.1 Save in respect of those provisions of the Agreement which provide for their own remedies which would be incompatible with arbitration, a dispute which arises in regard to -

                 (a)  the interpretation of; or

                 (b)  the carrying into effect of; or

                 (c)  any of the parties' rights and obligations arising from;
                      or

                 (d) the termination or purported termination of or arising from the termination of; or

                 (e) the rectification or proposed rectification of, this Agreement, or out of or pursuant to this Agreement shall be submitted to and decided by arbitration.

          11.2.2 That arbitration shall be held at Johannesburg with only the parties and their legal representatives present thereat.

          11.2.3 It is the intention of the parties that the arbitration shall, where possible, be held and concluded in 21 (twenty one) working days after it has been demanded. The parties shall use their best endeavours to procure the expeditions completion of the arbitration.

          11.2.4 The arbitration shall be subject to the arbitration legislation for the time being in force in South Africa.

          11.2.5 The arbitrator shall be an impartial practising attorney of not less than 10 (ten) years standing appointed by the parties or, failing agreement by the parties within 3 (three) days after the arbitration as been demanded, at the request of either of the parties shall be nominated by the President for the time being of the Law Society of the Transvaal for its successor in Gautengl. If that person falls or refuses to make the nomination, either party may approach the High Court of South Africa to make such an appointment. To the extent necessary, the court is expressly empowered to do so.

          11.2.6. The parties shall keep the evidence in the arbitration proceedings and any order made by any arbitrator confidential.

          11.2.7. The arbitrator shall be obliged to give his award in writing fully supported by reasons.

          11.2.8. The provisions of this clause are severable from the rest of this Agreement and shall remain in effect even if this Agreement is terminated for any reason.

          11.2.9. The arbitrator shall have the power to give default judgment if any party fails to make submissions on due date and/or fails to appear at the arbitration.

11.3      Confidentiality and Publicity

          Any information obtained by any party to this Agreement in terms of or arising from or pursuant to the implementation of this Agreement shall be treated as confidential by the parties and shall not be divulged or permitted to be divulged to any person not being a party to this Agreement, without the prior written consent of the other parties, save that --

          11.3.1. any information which is required to be furnished by law or by existing contract or by any stock exchange on which the shares of any party to this Agreement are listed may be so furnished;

          11.3.2. any party shall be entitled (after consultation with the other parties so as to avoid embarrassment or prejudice to the extent possible) to make such information available to its shareholders as may be necessary to enable such shareholders to consider the value and prospects of their shareholdings;

          11.3.3. no party shall be precluded from divulging any information to any person who is negotiating with such party for the acquisition of an interest in such party, provided that the person to whom any disclosure is made in the aforesaid circumstances shall first have undertaken in writing not to divulge such information to any other person and to use it only for the purpose of evaluating the business;

          11.3.4. no party shall be precluded from using or divulging such information in order to pursue any legal remedy available to it.

11.4      Release from guarantees

          The Buyer shall use its best endeavours to procure the release of the Seller from any liability which the Seller may have beyond the Closing

          Date under those guarantees, suretyships or indemnities which have been given by the Seller, if any, for the Company's obligations.

11.5.     Jurisdiction
          The parties hereby consent to the exclusive jurisdiction of the High Court of the Republic of South Africa (Witwatersrand Local Division) in respect of any action arising from or out of or pursuant to this Agreement and the undertakings given herein.

The Parties have executed this Agreement on as of the date first above written.

                                             FSA Combination Corp.

                                             DMESSERSCHMIDT
                                             By: /s/ Diana Bridgid Messerschmidt
                                             -----------------------------------
                                             Its: Legal Adviser (Under Power of
                                             -----------------------------------
                                                                       Attorney)

                                             Network Associates, Inc.

                                             DMESSERSCHMIDT

                                             By: /s/ Diana Bridgid Messerschmidt
                                             -----------------------------------
                                             Its: Legal Adviser (Under Power of
                                             -----------------------------------
                                                                       Attorney)

                                             Seller


                                             /s/ B J Crook
                                             -----------------------
                                             Brenda Joyce Crook